EXHIBIT 99.2

FY2014 SALARY AND BONUS ARRANGEMENTS

FOR EXECUTIVE OFFICERS

FY2014 Salary Structure

Position	Name	FY2014 Base Salary
CEO	Robert J. Myers	$970,000
COO	Terry W. Handley	$575,000
SVP/CFO	William J. Walljasper	$490,000
SVP/Logistics & Acquisitions	Sam J. Billmeyer	$480,000
SVP/General Counsel	Julia L. Jackowski	$450,000

FY2014 Annual Incentive Plan

The target bonus available to the executive officers (and Vice Presidents) will be an amount equal to 60% of base salary, with an opportunity for up to 100% of base salary if the Company exceeds certain earnings per share and return on invested capital goals for the year. Of that amount, 75% will be based on earnings per share, and 25% based on return on invested capital.

If and as earnings per share reach specified targets approved by the Board of Directors, bonus payments will be made in amounts beginning at 7.5% of salary and increasing at intervals of 7.5% up to a maximum of 75% of the base salary amount (45% at the target amount). The bonus payment will be made in the form of 75% cash/25% equity (restricted stock units) at the 7.5% level, with incremental adjustments to 30% cash/70% equity at the 75% maximum bonus amount.

If and as return on invested capital reaches specified targets approved by the Board, bonus payments will be made in amounts beginning at 2.5% of salary and increasing at intervals of 2.5% up to a maximum of 25% of the base salary amount (15% at the target amount). The bonus payment will be made in the form of 75% cash/25% equity (restricted stock units) at the 2.5% level, with incremental adjustments to 30% cash/70% equity at the 25% maximum bonus amount. For this purpose, return on invested capital is determined by dividing operating income after depreciation and tax before interest by average invested capital.

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